FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES FOURTH QUARTER AND YEAR 2007 EARNINGS RESULTS

FORT WORTH, Texas, (March 17, 2008) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported a record annual net income of $27.4 million for fiscal 2007 as compared to $9.2 million during fiscal 2006. On a fully diluted basis, net income was $1.32 per share for fiscal 2007 as compared to $0.53 per share for fiscal 2006. Total revenues for fiscal 2007 were $274.5 million, representing an approximately 35% increase from the $202.7 million reported for fiscal 2006.

Hallmark also reported quarterly net income of $7.1 million for the three months ended December 31, 2007, as compared to $4.7 million during the fourth quarter of 2006. On a fully diluted basis, net income was $0.34 per share for the three months ended December 31, 2007, as compared to $0.23 per share for the same period in 2006. During the quarter ended December 31, 2007, Hallmark reported total revenues of $69.6 million, representing an approximately 27% increase over the $54.7 million in total revenues for the fourth quarter of 2006.

Mark J. Morrison, President and Chief Executive Officer, said, “I am pleased to report another landmark year of record earnings for Hallmark. The increase in our revenue for 2007 was the result of the continued execution of our plan to increase the retention of the business we produce despite softening market conditions across the property/casualty insurance industry. Aggregate gross premiums produced by our operating units grew by approximately 2% during 2007. This growth was largely a result of controlled geographic expansion into states where business is less price sensitive. Our underwriting margins continue to be strong in each of our operating units as we have maintained favorable policy retention levels without significant rate concessions.”

“Although we continue to see significant rate competition on larger commercial accounts coming primarily from large regional and national standard lines companies, these accounts do not make up the core of our commercial lines of business. However, premiums from renewals of our smaller commercial construction accounts have declined during the last half of 2007, as the general economic slow-down has caused a contraction in revenues and payrolls for this sector. Our Personal Segment continues to experience strong growth associated with geographic expansion and the focus on entering less competitive pricing markets. We believe that our underwriting discipline and bottom-line focus in this softening rate environment will enable us to achieve results superior to the average of our peers in our specialty and niche markets of the property/casualty insurance segment.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Our continued underwriting discipline and bottom-line focus is reflected in our net combined ratio of 87.4% for 2007, a return on average equity of 17% and strong cash flow from operations of over $80 million generated for the year. Our solid investment performance contributed to book value per share growth of approximately 19% for the year. Our total return approach has served us well this year to preserve and grow book value while avoiding the issues in sub-prime securities and the related turmoil in the credit markets. We continue to hold a significant position in cash and short-term securities in our portfolio which may be deployed in long term investments should the opportunity arise in the current markets.”

	Three Months Ended
	December 31,
	2007	2006	% Change
	($ in thousands)
Gross premiums written	$55,933	$60,227	-7%
Net premiums written	53,551	56,752	-6%
Net premiums earned	58,920	47,174	25%
Commission and fee income	4,710	3,120	51%
Investment income, net of expenses	3,369	2,956	14%
Gain on investments	1,287	35	NM
Total revenues	69,586	54,669	27%
Net income	7,062	4,730	49%
Common EPS - basic	$0.34	$0.23	48%
Common EPS - diluted	$0.34	$0.23	48%
Annualized return on average equity	16.1%	13.9%	16%
Book value per share	$8.63	$7.26	19%
Cash flow from operations	$18,570	$30,466	-39%

	Twelve Months Ended
	December 31,
	2007	2006	% Change
	($ in thousands)
Gross premiums written	$249,472	$213,945	17%
Net premiums written	238,143	202,928	17%
Net premiums earned	225,303	152,061	48%
Commission and fee income	28,054	35,343	-21%
Investment income, net of expenses	13,180	10,461	26%
Gain (loss) on investments	2,586	(1,466)	NM
Total revenues	274,498	202,741	35%
Net income	27,429	9,191	198%
Common EPS - basic	$1.32	$0.53	149%
Common EPS - diluted	$1.32	$0.53	149%
Return on average equity	16.6%	7.8%	113%
Book value per share	$8.63	$7.26	19%
Cash flow from operations	$80,337	$75,962	6%

The increases in net income for both the quarter and year were favorably impacted by increased revenue, including additional investment income from a larger investment portfolio, primarily resulting from an increased retention of premiums. Prior year favorable loss reserve development of $3.4 million and $6.4 million during the fourth quarter and fiscal 2007, respectively, as compared to $0.3 million of adverse loss reserve development and $1.2 million of favorable loss reserve development during the same respective periods of fiscal 2006, also contributed to the increase in annual net income. In addition, fiscal 2006 was adversely impacted by $9.6 million of interest expense from amortization attributable to the deemed discount on convertible promissory notes issued in January, 2006 and subsequently converted to common stock during the second quarter of 2006.

Increased retention of business produced by the Specialty Commercial Segment and Standard Commercial Segment, as well as increased production by the Personal Segment, were the primary causes of the increases in revenue for the quarter and year. Specialty Commercial Segment revenues increased $7.7 million and $45.6 million, or 31% and 56%, during the fourth quarter and fiscal 2007, respectively, as compared to the same periods of 2006. Revenues from the Personal Segment increased $2.6 million and $11.3 million, or 21% and 24%, during the fourth quarter and fiscal 2007, respectively, due largely to geographic expansion into new states. Increased retention of business was the primary reason for the Standard Commercial Segment’s $3.3 million and $10.8 million, or 19% and 14%, increases in revenue for the fourth quarter and fiscal 2007, respectively. Investment gains of $1.3 million and $2.6 million for the fourth quarter and fiscal 2007, respectively, as compared to investment gains of $35 thousand for the fourth quarter 2006 and investment losses of $1.5 million for fiscal 2006, were the primary reason for the increase in revenue for Corporate.

Hallmark's net loss ratios were 56.5% and 59.0% for the fourth quarter and fiscal 2007, respectively, compared to 56.5% and 57.3% for the same respective periods in 2006. Hallmark's net expense ratios were 29.9% and 28.4% for the fourth quarter and fiscal 2007, respectively, compared to 28.1% and 28.4% for the same respective periods in 2006. As a result, Hallmark maintained strong net combined ratios of 86.4% and 87.4% for the fourth quarter and fiscal 2007, respectively, as compared to 84.6% and 85.7% for the same respective periods in 2006.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Our business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. Our business is geographically concentrated in the south central and northwest regions of the United States, except for our general aviation business which is written on a national basis. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(In thousands)

ASSETS	2007	2006
Investments:
Debt securities, available-for-sale, at fair value	$248,069	$133,030
Equity securities, available-for-sale, at fair value	16,868	4,580
Short-term investments, available-for-sale, at fair value	2,625	25,275

Total investments	267,562	162,885

Cash and cash equivalents	145,884	81,474
Restricted cash and cash equivalents	16,043	24,569
Prepaid reinsurance premiums	274	1,629
Premiums receivable	46,026	44,644
Accounts receivable	5,219	7,852
Receivable for securities	27,395	5,371
Reinsurance recoverable	4,952	5,930
Deferred policy acquisition costs	19,757	17,145
Excess of cost over fair value of net assets acquired	30,025	31,427
Intangible assets	23,781	26,074
Deferred federal income taxes	275	-
Prepaid expenses	1,240	1,769
Other assets	17,881	5,184

	$606,314	$415,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$60,814	$35,763
Structured settlements	10,000	24,587
Reserves for unpaid losses and loss adjustment expenses	125,338	77,564
Unearned premiums	102,998	91,606
Unearned revenue	2,949	5,734
Reinsurance balances payable	-	1,060
Accrued agent profit sharing	2,844	1,784
Accrued ceding commission payable	12,099	3,956
Pension liability	1,669	3,126
Deferred federal income taxes	-	2,310
Payable for securities	91,401	-
Current federal income tax payable	630	2,132
Accounts payable and other accrued expenses	16,385	15,600

	427,127	265,222

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares in 2007 and 2006;
issued 20,776,080 shares in 2007 and 2006	3,740	3,740
Capital in excess of par value	118,459	117,932
Retained earnings	58,909	31,480
Accumulated other comprehensive loss	(1,844)	(2,344)
Treasury stock, 7,828 shares in 2007 and 2006, at cost	(77)	(77)

Total stockholders’ equity	179,187	150,731

	$606,314	$415,953

Hallmark Financial Services, Inc. and Subsidiaries Consolidated Statements of Operations
($ in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2007	2006	2007	2006

Gross premiums written	$55,933	$60,227	$249,472	$213,945
Ceded premiums written	(2,382)	(3,475)	(11,329)	(11,017)
Net premiums written	53,551	56,752	238,143	202,928
Change in unearned premiums	5,369	(9,578)	(12,840)	(50,867)
Net premiums earned	58,920	47,174	225,303	152,061

Investment income, net of expenses	3,369	2,956	13,180	10,461
Gain (loss) on investments	1,287	35	2,586	(1,466)
Finance charges	1,225	1,043	4,702	3,983
Commission and fees	4,710	3,120	28,054	35,343
Processing and service fees	71	336	657	2,330
Other income	4	5	16	29

Total revenues	69,586	54,669	274,498	202,741

Losses and loss adjustment expenses	33,298	26,639	132,918	87,117
Other operating expenses	23,761	19,486	94,272	83,583
Interest expense	1,306	1,024	3,914	5,798
Interest expense from amortization of discount on convertible notes	-	-	-	9,625
Amortization of intangible asset	574	574	2,293	2,293

Total expenses	58,939	47,723	233,397	188,416

Income before tax	10,647	6,946	41,101	14,325
Income tax expense	3,585	2,216	13,672	5,134
Net income	$7,062	$4,730	$27,429	$9,191

Common stockholders net income per share:
Basic	$0.34	$0.23	$1.32	$0.53
Diluted	$0.34	$0.23	$1.32	$0.53

	Three Months Ended December 31, 2007
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	20,739	32,771	12,688	-	66,198

Gross premiums written	20,729	22,516	12,688	-	55,933
Ceded premiums written	(1,405)	(977)	-	-	(2,382)
Net premiums written	19,324	21,539	12,688	-	53,551
Change in unearned premiums	2,126	2,511	732	-	5,369
Net premiums earned	21,450	24,050	13,420	-	58,920

Total revenues	20,839	32,419	14,614	1,714	69,586

Losses and loss adjustment expenses	10,859	13,086	9,357	(4)	33,298

Pre-tax income	3,105	7,566	1,375	(1,399)	10,647

Net loss ratio (1)	50.6%	54.4%	69.7%		56.5%
Net expense ratio (1)	33.1%	30.7%	23.6%		29.9%
Net combined ratio (1)	83.7%	85.1%	93.3%		86.4%

	Three Months Ended December 31, 2006
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	22,322	40,880	11,019	-	74,221

Gross premiums written	22,186	27,022	11,019	-	60,227
Ceded premiums written	(2,728)	(747)	-	-	(3,475)
Net premiums written	19,458	26,275	11,019	-	56,752
Change in unearned premiums	250	(9,767)	(61)	-	(9,578)
Net premiums earned	19,708	16,508	10,958	-	47,174

Total revenues	17,557	24,686	12,054	372	54,669

Losses and loss adjustment expenses	11,634	7,939	7,074	(8)	26,639

Pre-tax income	512	6,384	2,000	(1,950)	6,946

Net loss ratio (1)	59.0%	48.1%	64.5%		56.5%
Net expense ratio (1)	29.3%	30.5%	22.6%		28.1%
Net combined ratio (1)	88.3%	78.6%	87.1%		84.6%

[1]
Net loss ratio is calculated as total net losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. Net expense ratio is calculated as total underwriting expenses of our insurance company subsidiaries, including allocated overhead expenses and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

	Twelve Months Ended December 31, 2007
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	90,985	151,003	55,916	-	297,904

Gross premiums written	90,868	102,688	55,916	-	249,472
Ceded premiums written	(6,646)	(4,683)	-	-	(11,329)
Net premiums written	84,222	98,005	55,916	-	238,143
Change in unearned premiums	(840)	(9,589)	(2,411)		(12,840)
Net premiums earned	83,382	88,416	53,505	-	225,303

Total revenues	86,139	126,255	58,268	3,836	274,498

Losses and loss adjustment expenses	48,480	48,484	35,969	(15)	132,918

Pre-tax income	12,042	28,043	7,523	(6,507)	41,101

Net loss ratio (1)	58.1%	54.8%	67.2%		59.0%
Net expense ratio (1)	28.9%	31.2%	23.2%		28.4%
Net combined ratio (1)	87.0%	86.0%	90.4%		87.4%

	Twelve Months Ended December 31, 2006
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	91,679	156,490	45,135	-	293,304

Gross premiums written	91,070	77,740	45,135	-	213,945
Ceded premiums written	(8,850)	(2,167)	-	-	(11,017)
Net premiums written	82,220	75,573	45,135	-	202,928
Change in unearned premiums	(12,146)	(35,903)	(2,818)	-	(50,867)
Net premiums earned	70,074	39,670	42,317	-	152,061

Total revenues	75,325	80,689	46,998	(271)	202,741

Losses and loss adjustment expenses	38,799	21,908	26,443	(33)	87,117

Pre-tax income	11,757	14,309	8,760	(20,501)	14,325

Net loss ratio (1)	55.4%	55.2%	62.5%		57.3%
Net expense ratio (1)	29.4%	30.5%	24.9%		28.4%
Net combined ratio (1)	84.8%	85.7%	87.4%		85.7%

[1]
Net loss ratio is calculated as total net losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. Net expense ratio is calculated as total underwriting expenses of our insurance company subsidiaries, including allocated overhead expenses and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.